Exhibit 1.1
[Letterhead of Sandler O’Neill & Partners, L.P.]

February 7, 2007

Boards of Directors
FSB Community Bankshares, MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450

Attention:    Mr. Dana C. Gavenda
President and Chief Executive Officer

Ladies and Gentlemen:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist FSB Community Bankshares, MHC (the “MHC”), FSB Community Bankshares, Inc. (the “Holding Company”) and Fairport Savings Bank (the “Bank”) with the offer and sale of certain shares of the common stock of the Holding Company (the “Common Stock”) to the Bank’s eligible account holders in a Subscription Offering, to members of the Bank’s community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the “Offerings”) pursuant to the terms of a Plan of Stock Issuance that has been adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (the “Plan”). For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Common Stock are sold in the Offerings, and the MHC, the Holding Company and the Bank are sometimes collectively referred to as the “Company.” This letter is to confirm the terms and conditions of our engagement.

SERVICES

Sandler O’Neill will act as exclusive marketing agent for the Company in the Offerings. We will work with the Company and its management, counsel, accountants and other advisors on the Offerings and anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:

1.    Consulting as to the marketing implications of any aspect of the Plan, including the percentage of Common Stock to be offered in the Offerings;

2.    Reviewing with the Company’s Board of Directors the financial impact of the Offerings on the Company, based upon the independent appraiser’s appraisal of the common stock;

3.    Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.    Assisting in the design and implementation of a marketing strategy for the Offerings;

5.    Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offerings; and

6.    Providing such other general advice and assistance as may be requested to promote the successful completion of the Offerings.

SUBSCRIPTION AND COMMUNITY OFFERING FEES

If the Offerings are consummated, the Company agrees to pay Sandler O’Neill for its services a fee of $150,000. If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offerings are terminated by the Company, no fees shall be payable by the Company to Sandler O’Neill hereunder; however, the Company shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Sandler O’Neill on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.

All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offerings, or upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offerings, as the case may be. In recognition of the long lead times involved in the stock offering process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any fees or reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be refunded to the Company.

SYNDICATED COMMUNITY OFFERING

If any shares of the Common Stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption “Definitive Agreement” below, Sandler O’Neill will seek to form a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions to be set forth in a selected dealers agreement. With respect to any shares of the common stock sold by Sandler O’Neill or any other NASD member firm under any selected dealers agreements in a Syndicated Community Offering, the Company agrees to pay the sales commission payable to the selected dealer under such agreement. Sandler O’Neill will endeavor to limit the aggregate fees to be paid by the Company under any such selected dealers agreements to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O’Neill will endeavor to distribute the Common Stock among dealers in a fashion that best meets the distribution objectives of the Bank and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O’Neill be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock in the Offerings.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, without limitation, legal fees and expenses, communications, syndication and travel expenses, up to a maximum of $60,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, conversion agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offerings are consummated.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the MHC, the Bank and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the management of the MHC, the Bank and the Holding Company the financial condition, business and operations of the MHC, the Bank and the Holding Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the MHC, the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including Sandler O’Neill’s participation therein and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”), whether or not the Offerings are consummated; provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (ii) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (iii) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

Since Sandler O’Neill will be acting on behalf of the MHC, the Bank and the Holding Company in connection with the Offerings, the MHC, the Holding Company and the Bank agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offerings or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the MHC, the Bank and the Holding Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the MHC, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offerings bears to that of Sandler O’Neill.

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offerings, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the MHC, the Holding Company and the Bank and Sandler O’Neill with respect to the subject matter hereof shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses”, (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Offerings relating to the services of Sandler O’Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill’s counsel, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 2007.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P. By: Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton

Catherine A. Lawton An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

FSB Community Bankshares MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank

By:	/s/ Dana C. Gavenda

Dana C. Gavenda President and Chief Executive Officer

[Letterhead of Sandler O’Neill & Partners, L.P.]

February 7, 2007

Boards of Directors
FSB Community Bankshares, MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450

Attention:    Mr. Dana C. Gavenda
President and Chief Executive Officer

Dear Mr. Gavenda:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent for FSB Community Bankshares, MHC (the “MHC”), FSB Community Bankshares, Inc. (the “Holding Company”) and Fairport Savings Bank (the “Bank”) in connection with the offer and sale of certain shares of the common stock of the Holding Company to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank’s community in a Direct Community Offering (collectively, the “Offerings”) pursuant to the terms of a Plan of Stock Issuance that has been adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (the “Plan”). The MHC, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Management Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Accounts

II.	Preparation of Order Forms

III.	Organization and Supervision of the Stock Offering Center

IV.	Subscription Services

V.	Orientation

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Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $15,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.

All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the completion of the Offerings.

COSTS AND EXPENSES

It is understood that all expenses associated with the operation of the Stock Offering Center will be borne by the Company. The Company also agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties. The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan that require changes in Sandler O’Neill’s services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

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LIMITATIONS

Sandler O’Neill, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the MHC, the Holding Company and the Bank, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The MHC, the Holding Company and the Bank agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The MHC, the Holding Company and the Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

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MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Fairport Savings Bank 45 South Main Street Fairport, New York 14450 Attention: Mr. Dana C. Gavenda

If to us:	Sandler O’Neill & Partners, L.P. 919 Third Avenue New York, New York 10022 Attention: General Counsel

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P. By: Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton

Catherine A. Lawton An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

FSB Community Bankshares, MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank

By:	/s/ Dana C. Gavenda

Dana C. Gavenda President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Accounts
1.	Consolidate files in accordance with regulatory guidelines and create central file.
2.	Our EDP format will be provided to your data processing people.

II.	Preparation of Order Forms
1.	Assist in designing stock order forms for ordering stock.
2.	Prepare name and address file for subscription mailing.

III.	Organization and Supervision of Stock Offering Center
1.	Advising on location (i.e., Company premises or Sandler O’Neill’s premises) and physical organization of the Stock Offering Center, including materials requirements.
2.	Assist in the training of all Bank and/or temporary personnel who will be staffing the Stock Offering Center.
3.	Establish reporting procedures.
4.	On-site supervision of the Stock Offering Center during the offering period.

IV.	Subscription Services
1.	Produce list of depositors by state (Blue Sky report).
2.	Production of subscription rights and research books.
3.	Stock order form processing.
4.	Acknowledgment letter to confirm receipt of stock order.
5.	Daily reports and analysis.
6.	Proration calculation and share allocation in the event of an oversubscription.
7.	Produce charter shareholder list.
8.	Interface with Transfer Agent for Stock Certificate issuance.
9.	Refund and interest calculations.
10.	Confirmation letter to confirm purchase of stock.
11.	Notification of full/partial rejection of orders.
12.	Production of 1099/Debit tape.

V.	Orientation
1.	Provide Orientation and Training Materials to the Bank’s employees, as necessary.

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